Exhibit 99.1

October 3, 2023

Dear Shareholders,

I am pleased to present a corporate update regarding the operational segments of Sadot Group Inc. (the “Sadot Group” or the “Company”) (Nasdaq: SDOT).

As outlined in our Q2 2023 financial reports, the Sadot Group achieved a significant milestone by delivering its first-ever positive quarter in Q2 2023, reporting a net income of $190,000. This notable achievement contrasts with the net loss of approximately $1.77 million recorded for Q2 2022.

Since the strategic transformation of the Sadot Group (formerly Muscle Maker, Inc.) in November 2022, we have consistently demonstrated steady financial performance. Since inception in November 2022 and through August 2023, our cumulative top-line revenues have exceeded $630 million, marking a 10-month streak with monthly revenues consistently exceeding $45 million. This sustained growth reflects our commitment to creating long-term shareholder value.

Food Service Operations

Following our strategic pivot to the global food supply chain sector, we are fully engaged in the restructuring of our legacy restaurant operations. By refranchising company-owned units and closing underperforming locations while focusing on growing Pokémoto through franchising, the Company is continuing its restructuring efforts with the goal of reducing annualized restaurant operating expenses and overhead while potentially increasing franchise royalty revenue. This strategic restructuring will not only fortify our financial position but also allow us to redirect resources towards the growth of our agri-foods supply chain business, reinforcing our dedication to enhancing shareholder value.

Moving forward, Sadot Group’s Food Service Operations will center on the franchising of the Pokémoto concept. Pokémoto has garnered significant interest among potential franchisees owing to its low cost of entry and straightforward operational model. Currently, there are 34 Pokémoto units in operation across 15 states, with a pipeline of over 45 franchise locations already sold but not yet opened.

Regarding our company-owned Pokémoto restaurants, we have sold two locations to Pokemoto franchisees with another three pending sales while closing one Pokémoto restaurant. There are four additional company-owned locations that have been listed for sale. The Company will maintain ownership of two military base restaurants and one training location in Wichita, Kansas.

We have closed two Muscle Maker Grill (MMG) company-owned locations and have two additional locations listed for sale.

The Company is actively pursuing the sale of its Superfit Foods concept, a subscription-based fresh meal service based in Jacksonville, Florida.

Sadot Farm Operations

I am proud to announce Sadot Group has had our first successful harvest in August 2023 of premium-grade wheat. We successfully harvested 987 metric tons of top-quality wheat, realizing a selling price of $515 per metric ton. This has generated revenue exceeding $500,000, illustrating our dedication to both productivity and profitability.

As the agricultural season progresses, Sadot Group is gearing up for additional planting phases, scheduled for October of 2023. During these phases, the Company plans to cultivate maize across approximately 540 hectares (1,334 acres). The anticipated yield for this planting is approximately 9.17 metric tons per hectare, totaling approximately 4,952 metric tons. Also, the Company plans to plant soybeans across approximately 314 hectares (775 acres). The expected yield for soybeans is approximately 3 metric tons per hectare, resulting in an estimated total harvest of 942 metric tons.

Moreover, Sadot Group is proud to announce that it is actively participating in discussions to form a collaborative pilot program with local farmers in Zambia. Through this program, Sadot Zambia will provide access to seeds, fertilizers, and more for an estimated 1,200+ local small farmers in the region. This initiative, when executed, is expected to positively impact the livelihoods of the participating farmers, as well as enhancing our position in the region, and presenting a potential future revenue stream for the Company.

Sadot Group remains dedicated to its mission of driving positive change in the global food supply chain sector, and these recent developments in Zambia underscore the Company’s commitment to excellence and growth in the agricultural industry while benefiting local communities.

Sadot Agri-Foods – Origination & Trading Operations

Sadot Agri-Foods is the Company’s largest operating division and the revenue engine of the Sadot Group. Since forming the Sadot Agri-Foods Operations, the Company has quickly established itself as a player in the global agriculture commodity trading, shipping and logistics space. Sadot Agri-Foods is actively sourcing agri-food commodity products from producing geographies such as the Americas, Africa and the Black Sea Region and delivering to markets in Southeast Asia, China and the Middle East/North Africa region. The Company has also recently announced Sadot Latam LLC as its latest addition within the Sadot Agri-Foods operational unit, marking its further expansion into the agri-food commodity trading market.

Since its inception in November of 2022 and through Q2 2023, the Sadot Agri-Foods operation (Sadot LLC and its subsidiaries) has generated over $11.3 million in net income for Sadot Group, Inc (per U.S. GAAP) as reported with our Q2 2023 filings.

SUMMARY

We take great pride in our achievements and the outcomes we have attained thus far, confirming that we are indeed on the right path with the strategic pivot we have diligently pursued. However, our journey is far from over, and we are committed to ongoing execution to ensure continued growth and success, all in alignment with our primary goal of increasing shareholder value.

The restructuring of our Food Service Operations, with a focused approach on franchising the Pokémoto concept, has already demonstrated its promise, evident in the pipeline of franchise locations. Concurrently, our Sadot Farm Operations have achieved a significant milestone with our first wheat harvest, serving as our commitment to both productivity and profitability, as well as our dedication to fostering growth in the agricultural sector. As for our Sadot Agri-Foods unit, it serves as the driving force behind the Sadot Group, and we are exceedingly pleased with its achievements thus far. We are determined in our pursuit of continued execution on an expanding scale, aiming to further expand our operations in terms of trade, revenue, and margin, all in alignment with our growth objectives.

In conclusion, Sadot Group extends its appreciation to our dedicated employees and valued partners while expressing profound gratitude to our shareholders for their unwavering trust and support.

Sincerely,

Michael Roper

Chief Executive Officer

Sadot Group Inc.

About this Corporate Update